UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2006

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

650 Albany Street
Boston, MA 02118
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 425-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On March 9, 2006, CombinatoRx, Incorporated (“CombinatoRx”) entered into a first amendment (the “Amendment”) to the lease agreement between CombinatoRx and MA-Riverview/245 First Street, L.L.C., dated October 18, 2005 (the “Lease”) to, among other things, rent approximately 23,000 square feet of additional laboratory space at CombinatoRx’s new 40,000 square foot office and lab facility at 245 First Street in Cambridge, Massachusetts. CombinatoRx currently occupies 23,500 square feet of laboratory and office space in Boston, Massachusetts and expects to occupy its new office space in Cambridge in late March 2006 and the initial portion of its laboratory space in late May 2006. The Amendment also provided CombinatoRx with rights of first offer for additional space at the Cambridge location, a larger percentage of shared space at the Cambridge location, the ability to rent additional parking spaces and expanded signage rights.

Under the Lease as amended, CombinatoRx will begin to make lease payments for the office space in September 2006, the initial laboratory space in December 2006 and the additional laboratory space in February 2007, and the Lease term, as amended, extends through January 2017. In connection with the Amendment and the additional leased premises, CombinatoRx will incur an additional $12 million of lease payment obligations through January 2017. CombinatoRx’s payment obligations under the Lease are supported by a $4.0 million standby letter of credit from Bank of America N.A. for the benefit of MA-Riverview/245 First Street, L.L.C. The standby letter of credit is secured by a $4.0 million certificate of deposit with Bank of America N.A. and is thereby restricted cash of CombinatoRx.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See the description in Item 1.01 of CombinatoRx’s direct financial obligations under the Amendment, the Lease and the letter of credit with Bank of America N.A. for the benefit of MA-Riverview/245 First Street, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED

By:	/s/ Robert Forrester
Name: Robert Forrester
Title: Chief Financial Officer, Treasurer and Secretary

Dated:  March 10, 2006